Exhibit 4.12

CS-1

Certificate Evidencing Trust Common Securities

of

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I

Trust Common Securities
(Liquidation Amount $1,000 per Trust Common Security)

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I, a statutory trust formed under the laws of the State of Delaware (the “Trust”), hereby certifies that Lehman Brothers Holdings Inc., a Delaware corporation (the “Holder”) is the registered owner of ONE (1) common securities of the Trust representing undivided beneficial ownership interests in the assets of the Trust designated the Trust Common Securities (liquidation amount $1,000 per security) (the “Trust Common Securities”). The Trust Securities shall mature on August 19, 2065.  The designation, rights, powers, privileges, restrictions, preferences and other terms and provisions of the Trust Common Securities represented hereby are set forth in, issued under and shall in all respects be subject to the provisions of the Declaration of Trust dated as of August 19, 2005, as the same may be amended from time to time (the “Declaration of Trust”). Capitalized terms used herein but not defined shall have the meaning given them in the Declaration of Trust. The Holder is entitled to the benefits of the Trust Common Securities Guarantee to the extent provided therein.  Each Holder of a Trust Common Security, by acceptance of this Certificate, agrees to treat any Affiliate Debt Instruments that are treated as debt instruments by the relevant Investment Affiliate and by the LLC, as indebtedness for United States federal income tax purposes. The Sponsor shall provide a copy of the Declaration of Trust, the Trust Common Securities Guarantee and the LLC Agreement to a Holder without charge upon written request to the Sponsor at its principal place of business. THE TRUST COMMON SECURITIES ARE TRANSFERABLE ON THE BOOKS AND RECORDS OF THE TRUST ONLY IN ACCORDANCE WITH THE TERMS OF THE DECLARATION.

Upon receipt of this certificate, the Sponsor is bound by the Declaration of Trust and is entitled to the benefits thereunder.

IN WITNESS WHEREOF, the Trust has executed this certificate this 19th day of August, 2005.

LEHMAN BROTHERS HOLDINGS E-CAPITAL TRUST I

/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo, as Regular Trustee

(See reverse for additional terms)

CERTIFICATE OF AUTHENTICATION

This is the Trust Common Security described in the within-mentioned Declaration of Trust.

JPMORGAN CHASE BANK, N.A., as Property Trustee

By:	/s/ Tai Bill Lee
Authorized Officer

[REVERSE OF SECURITY]

Holders of Trust Common Securities shall be entitled to receive cumulative cash distributions at such times and in such amounts as the Trust receives cash payments from the LLC on the LLC Preferred Securities or from the Company on the Trust Guarantee (or, in the event the LLC has been liquidated, from the assets of the LLC that are distributed to the Trust).  Distributions on the Trust Common Securities shall be payable only to the extent that the Trust has funds available for the payment of such distributions in the Property Account. If and to the extent that the LLC makes a distribution on the LLC Preferred Securities held by the Property Trustee or the Company makes a payment under the Trust Guarantee, the Trust shall and the Property Trustee is directed, to the extent funds are available for that purpose, to make a Pro Rata distribution of such amounts to Holders; provided, however, that if on any date on which amounts are payable on distribution or redemption an Investment Event of Default shall have occurred and be continuing, no payment of any Redemption Price of any of the Trust Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Trust Common Securities, shall be made unless payment in full in cash of all Distributions on all of the outstanding Trust Preferred Securities for all quarterly distribution periods terminating on or prior thereto, or, in the case of amounts payable on redemption, the full amount of the Redemption Price for all of the outstanding Trust Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or the Redemption Price of, the Trust Preferred Securities then due and payable.

Except as otherwise described herein, distributions on the Trust Common Securities shall be cumulative, shall accumulate from the date of initial issuance and shall be payable quarterly in arrears, on February 19, May 19, August 19 and November 19 of each year, commencing on November 21, 2005, if, as and when available for payment by the Property Trustee. Distributions shall be payable to the Holders of record of Trust Common Securities as they appear on the books and records of the Trust on the relevant record dates, which shall be one Business Day prior to the relevant payment dates. If distributions are not paid when scheduled, the accumulated distributions will be paid to the Holders of Trust Securities as they appear on the books and records of the Trust on the record date with respect to the payment date for the Trust Securities that corresponds to the payment date fixed by the LLC with respect to the payment date for the Trust Securities that corresponds to the payment date fixed by the LLC with respect to the payment of cumulative distributions on the LLC preferred securities.  In the event that any date on which distributions are payable is not a Business Day and a London Business Day, payment of such distribution shall be made on the next succeeding day which is a Business Day and a London Business Day unless such day falls in the next calendar month, in which case the distribution payment date shall be the immediately preceding Business Day and London Business Day.  Payments of accumulated distributions shall be payable to Holders of record of Trust Common Securities as they appear on the books and records of the Trust on the record date with respect to the payment date for the Trust Common Securities which corresponds to the payment date fixed by the LLC with respect to the payment of cumulative distributions on the LLC Preferred Securities.

The Trust Common Securities shall be redeemable as provided in the Declaration of Trust.

The Holder of this Trust Common Security, by its acceptance hereof, agrees that the arrangement created by the Declaration of Trust shall be treated as a grantor trust for federal income tax purposes and to take no action inconsistent with the treatment of the Trust Common Securities as undivided beneficial interest in the assets of the Trust.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Trust Common Security Certificate to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Trust Common
Security Certificate on the books of the Trust. The agent may substitute another to act for him or her.

Date:

Signature:
(Sign exactly as your name appears on the other side of this Trust Common Security Certificate)